                            1997 PROMOTION AGREEMENT

                                     BETWEEN

                                  PARKE-DAVIS,
                      A DIVISION OF WARNER-LAMBERT COMPANY

                                       AND

                                 COCENSYS, INC.

                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE 1
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     "AFFILIATE" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     "COCENSYS SALES FORCE". . . . . . . . . . . . . . . . . . . . . . . . .   2
     "COGNEX". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     "COGNEX DISEASE MANAGEMENT PRESENTATION". . . . . . . . . . . . . . . .   2
     "FDA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     "IMS" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     "OTHER DISEASE MANAGEMENT PRESENTATION" . . . . . . . . . . . . . . . .   3
     "PREPAYMENT". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     "PRODUCT RELATED CALL". . . . . . . . . . . . . . . . . . . . . . . . .   3
     "PROMOTIONAL MATERIALS" . . . . . . . . . . . . . . . . . . . . . . . .   3
     "PROPRIETARY INFORMATION" . . . . . . . . . . . . . . . . . . . . . . .   3
     "SALES QUARTER" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     "SAMPLE". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     "TARGETED DOCTORS". . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     "TERRITORY" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     "TMOT" or "TOTAL MONTH OF THERAPY". . . . . . . . . . . . . . . . . . .   4

ARTICLE 2
GRANT OF PROMOTION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.1  Rights Granted to CoCensys . . . . . . . . . . . . . . . . . . . .   4
     2.2  Rights Retained by PD. . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 3
MARKETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.1  Marketing Cooperation. . . . . . . . . . . . . . . . . . . . . . .   5
     3.2  Dispute Resolution.. . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 4
PROMOTION OF COGNEX TO THE TARGETED DOCTORS. . . . . . . . . . . . . . . . .   6
     4.1  CoCensys Sales Force.  . . . . . . . . . . . . . . . . . . . . . .   6
     4.2  Training of CoCensys Sales Force.. . . . . . . . . . . . . . . . .   7
     4.3  Conduct of the CoCensys Sales Force. . . . . . . . . . . . . . . .   8
     4.4  Other Marketing Activities; Additional Targeted Doctors. . . . . .   8
     4.5  Exclusivity of CoCensys Sales Force. . . . . . . . . . . . . . . .   9
     4.6  Records and Reports Regarding Promotion Activities.. . . . . . . .  10
     4.7  Forwarding of COGNEX Orders. . . . . . . . . . . . . . . . . . . .  10
     4.8  Covenant Not to Promote Competitive Alzheimer's Disease Product. .  10

ARTICLE 5
PD RIGHTS AND OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  11


                                       i.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

     5.1  Targeted Doctors . . . . . . . . . . . . . . . . . . . . . . . . .  11
     5.2  Supply and Distribution of COGNEX. . . . . . . . . . . . . . . . .  11
     5.3  Regulatory Compliance. . . . . . . . . . . . . . . . . . . . . . .  12
     5.4  Promotional Materials. . . . . . . . . . . . . . . . . . . . . . .  12
     5.5  New Developments Relating to COGNEX. . . . . . . . . . . . . . . .  13
     5.6  Precision Marketing Data.. . . . . . . . . . . . . . . . . . . . .  14
     5.7  Sales and Inventory Data.. . . . . . . . . . . . . . . . . . . . .  14
     5.8  Pricing of COGNEX. . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 6
JOINT OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.1  Assistance and Notifications to Other Party. . . . . . . . . . . .  15
     6.2  Requests for Information from Targeted Doctors.. . . . . . . . . .  16
     6.3  Market Surveys.. . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.4  Withdrawal of COGNEX.. . . . . . . . . . . . . . . . . . . . . . .  16
     6.5  Non-Solicitation of Employees. . . . . . . . . . . . . . . . . . .  17

ARTICLE 7
COMPENSATION AND PREPAYMENTS . . . . . . . . . . . . . . . . . . . . . . . .  17
     7.1  Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     7.2  Payment and Accounting.. . . . . . . . . . . . . . . . . . . . . .  17
     7.3  Audit Rights.. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     7.4  IMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 8
TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     8.1  Term.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
ARTICLE 9
TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     9.1  Termination for Breach.. . . . . . . . . . . . . . . . . . . . . .  21
     9.2  Termination Without Cause. . . . . . . . . . . . . . . . . . . . .  21
     9.3  Termination Upon Cessation of Sale of COGNEX.. . . . . . . . . . .  21
     9.4  Payment of Amounts Due.. . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 10
WARRANTIES, REPRESENTATIONS AND COVENANTS. . . . . . . . . . . . . . . . . .  22
     10.1 Warranties and Representations of Each Party.. . . . . . . . . . .  22
     10.2 Warranties and Representations of PD.. . . . . . . . . . . . . . .  22


                                       ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

     10.3 Covenants of Each Party. . . . . . . . . . . . . . . . . . . . . .  23
     10.4 Disclaimer of Warranties.. . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 11
INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS . . . . . . . . . . . . . . . .  23
     11.1 Notice.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     11.2 Conduct of Infringement Actions. . . . . . . . . . . . . . . . . .  24

ARTICLE 12
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     12.1 Indemnification by PD. . . . . . . . . . . . . . . . . . . . . . .  25
     12.2 Indemnification by CoCensys. . . . . . . . . . . . . . . . . . . .  25
     12.3 Indemnification Procedure. . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 13
CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     13.1 Nondisclosure and Nonuse Obligations.. . . . . . . . . . . . . . .  28
     13.2 Exceptions.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     13.3 Authorized Disclosure. . . . . . . . . . . . . . . . . . . . . . .  29
     13.4 Obligations at End of Term.. . . . . . . . . . . . . . . . . . . .  30
     13.5 Retention of Proprietary Information.. . . . . . . . . . . . . . .  30

ARTICLE 14
PUBLICITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     14.1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 15
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     15.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     15.2 Captions and Section References. . . . . . . . . . . . . . . . . .  32
     15.3 Severability.. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     15.4 Entire Agreement.. . . . . . . . . . . . . . . . . . . . . . . . .  33
     15.5 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     15.6 Counterparts.. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     15.7 Waiver.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     15.8 Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     15.9 Benefits and Binding Nature of Agreement.. . . . . . . . . . . . .  34
     15.10     Assignment; Change in Control.. . . . . . . . . . . . . . . .  34
     15.11     Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  35


                                       iii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

     15.12     Not Strictly Construed Against Either Party.. . . . . . . . .  35
     15.13     Governing Law.. . . . . . . . . . . . . . . . . . . . . . . .  36













                                       iv.

                            1997 PROMOTION AGREEMENT


     THIS 1997 PROMOTION AGREEMENT ("Agreement"), is effective this 1st day of January, 1997 (the "Effective Date"), by and between PARKE-DAVIS, a division of Warner-Lambert Company, with offices at 201 Tabor Road, Morris Plains, New Jersey 07950 ("PD"), and COCENSYS, INC., with offices at 213 Technology Drive, Irvine, California 92718 ("CoCensys"), with respect to the following:

     WHEREAS, PD has the right, under its approved New Drug Application, to market COGNEX-Registered Trademark- (tacrine hydrochloride) in the United States; and

     WHEREAS, PD and CoCensys contemplate that it is to their mutual advantage to utilize CoCensys's marketing and sales organization in promoting COGNEX to neurologists and certain other doctors on the terms set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

     The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

     "AFFILIATE" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question. Solely for purposes of this definition, the term "control" shall mean direct or indirect beneficial ownership of more than 50% of the voting or income interest in such corporation or other business entity.

     "COCENSYS SALES FORCE" shall mean those members of CoCensys' sales force who make COGNEX Disease Management Presentations to Targeted Doctors.

     "COGNEX" shall mean that prescription pharmaceutical product indicated in the Territory for the treatment of Alzheimer's disease owned by PD and promoted under the trademark COGNEX-Registered Trademark-, the active ingredient of which is tacrine hydrochloride.

     "COGNEX DISEASE MANAGEMENT PRESENTATION" shall mean a discussion, designed to last an average of 15 to 20 minutes, which is held at the commencement of a meeting between a CoCensys salesperson and a Targeted Doctor and which places COGNEX within the context of a disease management system, such as, by way of example, PD's proprietary Alzheimer's Family Care Program.

     "FDA" shall mean the United States Food and Drug Administration.

     "IMS" shall mean IMS America, Ltd. or any successor organization.


                                       2.

     "OTHER DISEASE MANAGEMENT PRESENTATION" shall mean a discussion, designed to last an average of 15 to 20 minutes, held between a CoCensys salesperson and a physician and which places a prescription pharmaceutical product other than COGNEX within the context of a management system for the disease for which such product is indicated.

     "PREPAYMENT" shall have the meaning set forth in Section 7.5(a).

     "PRODUCT RELATED CALL" shall mean a traditional secondary sales call for a pharmaceutical product which is not made in the context of a disease management presentation.

     "PROMOTIONAL MATERIALS" shall have the meaning set forth in SECTION 5.4.

     "PROPRIETARY INFORMATION" shall mean any proprietary or confidential information communicated by one party hereto to the other, which is so identified as proprietary or confidential by the disclosing party, or which the receiving party knows or has reason to know is proprietary or confidential including, but not limited to, financial, marketing, business, technical or scientific information or data.

     "SALES QUARTER" shall mean each three (3) month period commencing on January 1, April 1, July 1 or October 1 during the Term, PROVIDED, HOWEVER, the first Sales Quarter hereunder shall commence on January 1, 1997, and the final Sales Quarter hereunder shall terminate on the final day of the Term.


                                       3.

     "SAMPLE" shall mean units of COGNEX distributed by the CoCensys Sales Force, pursuant to the provisions of the Prescription Drug Marketing Act, for complimentary distribution to patients by practitioners licensed to prescribe COGNEX, whether packaged as individual samples or as trade packages.

     "TARGETED DOCTORS" shall mean the neurologists and other doctors listed on EXHIBIT A hereto, as such exhibit may be amended from time to time as more fully described in Section 4.4.

     "TERM" shall have the meaning set forth in SECTION 8.1.

     "TERRITORY" shall mean the United States of America, the District of Columbia and Puerto Rico, but not any other United States territories or possessions.

     "TMOT" or "TOTAL MONTH OF THERAPY" shall equal [   *   ].


                                    ARTICLE 2
                           GRANT OF PROMOTION RIGHTS

     2.1 RIGHTS GRANTED TO COCENSYS. PD hereby grants to CoCensys, during the Term, the non-exclusive right and license to market, advertise and promote COGNEX to the extent specifically directed at the Targeted Doctors in accordance with this Agreement,


 *  Confidential treatment requested.
                                       4.

including the right to reference and encourage enrollment in PD's Alzheimer's Family Care Program in connection with COGNEX Disease Management
Presentations to the Targeted Doctors. During the Term, PD will not grant the right to any third party to market, advertise or promote COGNEX specifically to the Targeted Doctors without the prior written consent of CoCensys, which consent may not be unreasonably withheld.

     2.2 RIGHTS RETAINED BY PD. Except as otherwise expressly provided in this Agreement, PD shall retain all rights in and to COGNEX including, but not limited to, the New Drug Application for COGNEX, the Drug Master File for COGNEX, and all manufacturing, distribution, patent, copyright and trademark rights relating to COGNEX. CoCensys acknowledges that Alzheimer's Family Care Program is a proprietary program of PD, containing trademarks, trade secrets and other intellectual property of PD utilized in the marketing of COGNEX and is potentially applicable to the marketing of other products.


                                    ARTICLE 3
                                    MARKETING

     3.1 MARKETING COOPERATION. PD and CoCensys will meet from time to time as they mutually deem necessary to discuss CoCensys's marketing of COGNEX. Such meetings may be held in person or telephonically. Each party will bear its own costs for attendance at such meetings.



                                       5.

     3.2 DISPUTE RESOLUTION. In the event of a disagreement between the parties as to any matters within the scope of this Agreement, the parties will, diligently and in good faith, seek to resolve the matter in dispute. If the parties are unable to resolve the dispute, despite their good faith efforts, within 15 days, they shall, within 5 days thereafter, refer such dispute to the President of CoCensys and the President of PD, North America, for resolution.
In the event the parties are unable to resolve their dispute as provided in this
SECTION 3.2, each party shall be free to pursue any action at law or in equity; PROVIDED, HOWEVER, that the President of PD, North America, shall have ultimate authority to resolve all matters relating to the actual marketing, advertisement and promotion of COGNEX.


                                    ARTICLE 4
                   PROMOTION OF COGNEX TO THE TARGETED DOCTORS

     4.1 COCENSYS SALES FORCE. During the Term, subject to review by PD, CoCensys shall establish and deploy the CoCensys Sales Force for the delivery of COGNEX Disease Management Presentations to the Targeted Doctors. The CoCensys Sales Force will present approximately [ * ] COGNEX Disease Management
Presentations per [  *  ] of each Sales Quarter and at least [   *   ] COGNEX
Disease Management Presentations per [ * ] CoCensys' obligations hereunder are subject to PD making available to CoCensys at least one appropriate tool to place COGNEX in the context of a disease management system. The parties agree that PD's Alzheimer's Family Care Program is such a tool and that PD has the authority to approve any replacement or additional tools.


 *  Confidential treatment requested.
                                       6.

     4.2  TRAINING OF COCENSYS SALES FORCE.

          (a) TRAINING. PD will invite the CoCensys Sales Force to attend all training sessions provided by PD for the purpose of upgrading information relating to COGNEX, including, but not limited to, information relating to new developments as set forth in SECTION 5.5. It is understood that such training sessions will be provided on an as-needed basis by PD, at PD's discretion. PD may require some or all of the CoCensys Sales Force to attend certain training sessions ("Mandatory Training Sessions"). Alternatively, PD may give CoCensys the option as to whether some or all of the CoCensys Sales Force should attend certain other training sessions ("Optional Training Sessions").

          (b) TRAINING COSTS. All costs incurred under SECTION 4.2(a) (including, but not limited to, training costs, transportation and room and
board) for Mandatory Training Sessions will be borne [   *   ].  All costs
incurred under SECTION 4.2(a) (including, but not limited to, training costs, transportation and room and board) for Optional Training Sessions will be borne
[  *  ] by PD and [   *   ] by CoCensys.

          (c) SALES TRAINING MATERIALS. Notwithstanding SECTION 4.2(b), PD will supply members of the CoCensys Sales Force, at no cost to CoCensys, with copies of all sales training material relating to COGNEX generally made available to PD's sales representatives in PD's "Weekly Mailings".


 *  Confidential treatment requested.
                                       7.

     4.3 CONDUCT OF THE COCENSYS SALES FORCE. In accordance with the terms and conditions of this Agreement, and subject to the Federal Food, Drug, and Cosmetic Act, all regulations promulgated pursuant thereto and any and all applicable state laws and regulations, CoCensys shall use commercially diligent efforts to direct its CoCensys Sales Force to market, advertise and promote COGNEX to the Targeted Doctors to so persuade such Targeted Doctors to prescribe and use COGNEX, through the giving of one or more COGNEX Disease Management Presentations, as well as, where deemed appropriate by the parties, Samples of COGNEX. All such presentations and materials to be utilized by CoCensys to so market, advertise or promote COGNEX shall be subject to the prior review and approval of PD and, if applicable, the FDA. CoCensys shall cause the CoCensys Sales Force, and all other employees, agents and representatives of CoCensys, to comply with all applicable laws, regulations and guidelines in connection with the marketing, advertising and promotion of COGNEX, including the Prescription Drug Marketing Act, the Federal Anti-Kickback Statute and AMA Guidelines. No employee, agent or representative of CoCensys shall make any representation, statement, warranty or guaranty with respect to COGNEX that is not consistent with the applicable, current package insert of prescribing information or other documentation accompanying or describing COGNEX, including PD's standard limited warranty and disclaimers, if any.

     4.4 OTHER MARKETING ACTIVITIES; ADDITIONAL TARGETED DOCTORS. During the Term hereof, CoCensys will not make any sales calls or presentations regarding COGNEX to anyone who is not a Targeted Doctor, except as may be approved and coordinated by both parties. In connection therewith, CoCensys may, from time to time, meet with neurologists



                                       8.

and other doctors who are not, as of the date of such meeting, Targeted Doctors, for purposes of determining such doctors' interest in prescribing COGNEX. On the basis of such meetings, CoCensys may propose in writing to PD that additional neurologists and/or other doctors be added to EXHIBIT A as "Targeted Doctors". Such proposal shall include the name and specialty of the doctor(s) and the reasons for why CoCensys believes such doctor(s) should be Targeted Doctor(s). Within fifteen (15) days of receipt of such proposal, PD shall notify CoCensys in writing of whether it approves any or all of the proposed additions to EXHIBIT A. Such approval may be withheld in PD's sole discretion and may, for example, be conditioned on revisions to CoCensys' compensation structure hereunder and/or deletion of an equal number of doctors from EXHIBIT A. Upon CoCensys's receipt of any such approval, EXHIBIT A will be deemed amended to include each approved additional doctor, each of whom shall be deemed to be a Targeted Doctor as of the date of the PD approval.

     4.5 EXCLUSIVITY OF COCENSYS SALES FORCE. Except as may be agreed to by both parties, during the Term, CoCensys shall not utilize the CoCensys Sales Force to market, advertise, promote or otherwise sell any product to the Targeted Doctors other than to conduct the COGNEX Disease Management Presentations. CoCensys may, however, utilize the CoCensys Sales Force to deliver to the Targeted Doctors a single Product Related Call



                                       9.

for a pharmaceutical product other than COGNEX, PROVIDED, HOWEVER, that under no circumstances shall any member of the CoCensys Sales Force (or any other employee of CoCensys or employee of any Affiliate of CoCensys) market, advertise, promote or otherwise sell any pharmaceutical product with an approved indication for epilepsy (an "Epilepsy Drug") during the Term.

     4.6 RECORDS AND REPORTS REGARDING PROMOTION ACTIVITIES. CoCensys will keep complete and accurate records of the Disease Management Presentations made by the CoCensys Sales Force (including names of doctors, dates of presentations and general responses to such presentations) and the other activities carried out pursuant to this Agreement. CoCensys will make such records available to PD during CoCensys' regular business hours and will provide PD a quarterly report summarizing such matters. CoCensys will maintain such records for 3 years following the period to which they relate.

     4.7 FORWARDING OF COGNEX ORDERS. Any orders for COGNEX received by CoCensys will be promptly forwarded to PD.

     4.8  COVENANT NOT TO PROMOTE COMPETITIVE ALZHEIMER'S DISEASE PRODUCT.
During the Term and until [     *     ], CoCensys shall not market, promote or
advertise any pharmaceutical product, other than COGNEX, with an approved indication for Alzheimer's disease, nor shall CoCensys assist any other party in doing the same.


 *  Confidential treatment requested.
                                       10.

                                    ARTICLE 5
                            PD RIGHTS AND OBLIGATIONS

     5.1 TARGETED DOCTORS. Attached hereto as EXHIBIT A is a list of each of the Targeted Doctors. Such exhibit may be updated by the procedures described in Section 4.4.

     5.2 SUPPLY AND DISTRIBUTION OF COGNEX. PD shall use commercially diligent efforts to perform, or cause to be performed, all manufacturing, labeling, packaging, warehousing, distribution, order entry, customer services and all other activities to supply and distribute COGNEX in order to fill all orders generated by the activities of CoCensys hereunder. PD shall use commercially diligent efforts to maintain inventory of COGNEX to satisfy reasonably anticipated demand. In the event that supply of COGNEX falls short of actual requirements because of PD's failure to use commercially diligent efforts to maintain inventory of COGNEX in accordance with reasonably anticipated demand, then CoCensys will be credited compensation pursuant to SECTION 7.1 for the number of TMOTs that the parties reasonably forecast the Targeted Doctors would have prescribed had supply been sufficient to meet reasonably anticipated demands. Such compensation will be CoCensys' sole remedy for PD's failure to supply sufficient quantities of COGNEX. PD shall accept all orders for COGNEX that are in conformity with the pricing determined by PD pursuant to SECTION 5.8 hereof, subject to PD's standard sales conditions.

     5.3 REGULATORY COMPLIANCE. Unless otherwise required by law, PD will retain exclusive authority and responsibility for complying with all regulatory requirements and



                                       11.

maintain all government agency contacts relating to COGNEX, including, but not limited to, maintaining and updating the New Drug Application for COGNEX; the development and submission of regulatory filings regarding new indications (if any, and at its sole discretion); the reporting of any adverse drug reactions to the FDA; the filing of Promotional Materials with the FDA; and the payment of Medicaid and other governmental rebates which in PD's sole judgment are due and owing. Nothing herein shall obligate PD to seek FDA approval for additional indications for COGNEX.

     5.4  PROMOTIONAL MATERIALS.

          (a) PD MATERIALS. PD shall, at its sole cost and expense, produce, provide and ship to CoCensys sufficient quantities of such promotional, sales, marketing and educational materials for COGNEX as are generally made available to PD's sales representatives (the "Promotional Materials") to allow CoCensys to fulfill its obligations hereunder, including materials related to the Alzheimer's Family Care Program and any other efficacy assessment tools. Such Promotional Materials shall include, by way of example, detailing aids; leave items; journal advertising; educational programs; formulary binders; appropriate reprints and reprint carriers; product monographs; patient support kits; materials to support the handling of physician requests; convention exhibit materials; direct mail and market research surveys and analysis. CoCensys shall not distribute any promotional, sales, marketing or educational materials relating to COGNEX except for the Promotional Materials.



                                       12.

          (b) RIGHTS TO PROMOTIONAL MATERIALS. PD shall own all right, title and interest in and to any Promotional Materials provided to CoCensys pursuant to this SECTION 5.4 including applicable copyrights and trademarks. PD hereby grants to CoCensys the right, during the Term, to use all Promotional Materials and all sales, marketing, educational and training materials produced by PD and supplied to CoCensys with respect to COGNEX.

     5.5 NEW DEVELOPMENTS RELATING TO COGNEX. PD will promptly inform CoCensys of the following information relating to COGNEX: (i) new approved indications;
(ii) new approved dosages or administration regimens; (iii) material new studies by the scientific community that PD becomes aware of which relate to COGNEX or a competitive product in its therapeutic class; and, (iv) any changes in regulations affecting COGNEX or PD's obligations with respect to this Agreement. CoCensys will promptly inform PD of information relating to changes in regulations affecting CoCensys' obligations with respect to this Agreement. Based on such information, and subject to any federal, state or local laws and/or regulations, PD shall use commercially diligent efforts to maintain the training materials supplied to CoCensys pursuant to this Agreement current with such new developments or information.

     5.6 PRECISION MARKETING DATA. PD will provide CoCensys, on an on-going basis, with all Precision Marketing Data and market research data that is similar to that provided by PD to its own sales force and is relevant to CoCensys' performance under this Agreement. As used herein, "Precision
Marketing Data" means [     *     ].


 *  Confidential treatment requested.
                                       13.

     5.7 SALES AND INVENTORY DATA. PD will provide CoCensys with a report of sales of COGNEX through prescriptions written by the Targeted Doctors, in PD's standard accounting format, for each month of the Term as it becomes available to PD employees in the normal course of business. If requested by CoCensys, PD shall also provide CoCensys with a report of inventories and back orders of COGNEX.

     5.8 PRICING OF COGNEX. PD will provide CoCensys with the published average wholesale price (i.e. Redbook AWP) per unit of COGNEX for each separate package as set forth in COGNEX's current applicable package insert. CoCensys will be notified by PD of any change in such prices per unit at a time and in a manner consistent with notification of such price changes to PD's own sales representatives. CoCensys may recommend price changes for COGNEX, and comment on pricing decisions, based upon its experience in promoting COGNEX pursuant to this Agreement. PD agrees to comment on any requests by CoCensys for pricing changes or special pricing arrangements within 10 working days after receipt of such request. After execution of this Agreement, PD shall designate one person to be responsible for handling pricing requests pursuant to this SECTION 5.8. Upon the execution of this Agreement, PD will provide CoCensys with a summary of any discounted pricing for COGNEX, and during the Term, PD will promptly notify CoCensys of any new discounted pricing for COGNEX agreed to by PD. Notwithstanding the foregoing, however, the terms of sale and pricing of COGNEX, including, but not limited to, the timing of pricing changes and any discounting, shall be at PD's sole discretion.



                                       14.

                                    ARTICLE 6
                                JOINT OBLIGATIONS

     6.1 ASSISTANCE AND NOTIFICATIONS TO OTHER PARTY. Each party agrees to provide to the other all reasonable assistance and take all actions reasonably requested by the other party that are necessary to enable the other party to comply with its obligations hereunder and with any law or regulation applicable to COGNEX, including, but not limited to, PD's meeting its reporting and other obligations under SECTION 5.3. Such assistance and actions shall include, among other things: (i) CoCensys promptly reporting to PD adverse drug reactions of which it becomes aware, so as to permit PD to meet its FDA reporting and other obligations in a timely fashion; (ii) each party carrying out any FDA-mandated notifications relating to COGNEX; (iii) each party immediately notifying the other of any inquiry or other contact by the FDA or any other governmental agency or authority with such party or its Affiliates relating to COGNEX, except that PD will notify CoCensys only of such inquiries or contacts which may materially affect CoCensys's performance of its obligations relating to COGNEX under this Agreement or which may adversely affect PD's ability to manufacture and supply COGNEX; and (iv) PD promptly notifying CoCensys of any adverse drug reactions to COGNEX or any regulatory action with respect to COGNEX.

     6.2 REQUESTS FOR INFORMATION FROM TARGETED DOCTORS. The parties acknowledge that each may receive requests for medical or technical information, or reports of adverse drug reactions, concerning COGNEX from Targeted Doctors and others. The parties agree



                                       15.

that it shall be the obligation of PD to so respond and/or report, as appropriate, and CoCensys shall ensure that its employees and agents comply with PD's adverse event reporting procedures and policies.

     6.3 MARKET SURVEYS. Each party hereto may, at its discretion and expense, undertake such market surveys, research or analyses relating to COGNEX as it deems fit, and such surveys, research or analyses shall remain the property of the party undertaking same. Each party shall make such surveys, research and analyses specifically relating to COGNEX available to the other party at no cost to that other party.

     6.4 WITHDRAWAL OF COGNEX. Each party agrees to notify the other immediately of any pending or threatened event which may lead to withdrawal of COGNEX from the market, including, without limitation; (i) actual or threatened regulatory action by the FDA or other governmental entity, including, but not limited to, the loss by PD of any right necessary to market COGNEX; or
(ii) safety concerns relating to COGNEX. The final decision as to whether to so withdraw COGNEX shall be within PD's sole discretion, although CoCensys may make recommendations regarding any such proposed action. In the event of such withdrawal of COGNEX, the rights of the parties shall be governed by SECTION 9.3 hereof.

     6.5 NON-SOLICITATION OF EMPLOYEES. During the Term, neither party will solicit for the purpose of hiring the sales and marketing employees of the other party.



                                       16.

                                    ARTICLE 7
                          COMPENSATION AND PREPAYMENTS

     7.1 PAYMENT. In consideration for the efforts of the CoCensys Sales Force hereunder, PD will pay CoCensys [ * ] for each TMOT written by a Targeted Doctor during each Sales Quarter during the Term; PROVIDED, HOWEVER, that if CoCensys performs all of its material obligations under this Agreement, in no
event will PD pay CoCensys less than [    *    ] per each Sales Quarter during
the Term (which amount will be pro-rated based on the actual number of calendar days in the event of early termination of this Agreement at any time other than on the final day of a Sales Quarter).

     7.2  PAYMENT AND ACCOUNTING.  PD shall pay CoCensys the amount due under
SECTION 7.1 within 30 days of PD's receipt of sufficient IMS data to calculate such amount and shall provide CoCensys with a written accounting showing PD's computation of the compensation due for the applicable period.

     7.3 AUDIT RIGHTS. In accordance with its standard accounting practices, PD shall keep full and accurate books and records with respect to the amounts payable hereunder, for no less than 3 years after the end of the Sales Quarter in respect of which payment is to be made hereunder. PD shall permit CoCensys to have such books and records examined by independent certified public accountants retained by CoCensys and acceptable to PD, during regular business hours and upon reasonable advance notice, but not later than 3 years


 *  Confidential treatment requested.
                                       17.

following the rendering of any such reports, accounting and payments and no more often than 1 time per year. Such independent accountants shall keep confidential any information obtained during such examination and shall report only the amounts which the independent accountant believes to be due and payable hereunder. Any such information so reviewed and any such information reported shall be considered the Proprietary Information of PD. In the absence of material discrepancies (in excess of [ * ] of the total amount due to CoCensys in respect of the audited Sales Quarters) in any request for payment resulting from such audit, the accounting expense shall be paid by CoCensys. If material discrepancies do result, PD shall bear the accounting expense.

     7.4 IMS. In the event IMS is unable or unwilling, on terms acceptable to PD, to provide data to PD which will enable PD to make the calculations required pursuant to SECTIONS 7.1 and 7.2, PD will notify CoCensys of such fact and PD will, after consultation with CoCensys, select a new third party supplier of such data. In the event CoCensys feels that the data provided by IMS (or a third party supplier of data pursuant to the preceding sentence) is not accurately capturing TMOT sales to the Targeted Doctors, CoCensys may make a written request to PD that PD use a new third party supplier of such data. PD will consider CoCensys' request in good faith and, if it agrees with CoCensys' request, will, after consultation with CoCensys, select a new third party supplier of such data; PROVIDED, HOWEVER, that the parties will share any costs incurred by PD in connection with engaging a new third party supplier of such data requested by CoCensys. The parties acknowledge that the IMS data used to compile the list of Targeted Doctors attached as EXHIBIT A, and the data


 *  Confidential treatment requested.
                                       18.

which will be used to make the calculations required pursuant to SECTIONS 7.1 and 7.2, are not 100% accurate, yet such data will continue to be used unless replaced pursuant to this Section.

     7.5  FINANCING OF COCENSYS SALES FORCE.

     (a) PREPAYMENTS. In order to enable CoCensys to comply with its obligations to market, advertise and promote COGNEX hereunder, including, but not limited to, the training of the CoCensys Sales Force, PD shall, beginning
with the Sales Quarter commencing January 1, 1997, prepay to CoCensys [   *   ]
per Sales Quarter (each such quarterly payment, a "Prepayment"). Each such Prepayment shall be paid quarterly, in advance of the Sales Quarter to which such amount pertains. Notwithstanding the foregoing, if pursuant to Section 9.1, 9.2 or 9.3, the termination of this Agreement is scheduled to occur on any day other than the final day of a Sales Quarter, and if such fact is known prior to the first day of such Sales Quarter, the amount of the Prepayment in respect of such Sales Quarter will be reduced and prorated based on the actual number of calendar days in such Sales Quarter prior to such scheduled day of termination.

     (b) PAYMENT OF PREPAYMENTS. All Prepayments shall be made by PD to CoCensys by wire transfer to an account designated in writing by notice pursuant to SECTION 15.1 hereof by CoCensys, or other mutually agreeable method. Any and all sums prepaid under SECTION 7.5(a) shall be credited pursuant to SECTION 7.6.


 *  Confidential treatment requested.
                                       19.

     7.6 CREDITING OF PREPAYMENTS. For each Sales Quarter during the Term, 100% of the Prepayment for such Sales Quarter shall be credited against amounts payable to CoCensys under SECTIONS 7.1 and 7.2 in respect of such Sales Quarter, prior to any payment to CoCensys pursuant to such Sections. In the event that the amounts payable to CoCensys under such Sections are less than the Prepayment in respect of a given Sales Quarter, due to an early termination of this Agreement by PD for material breach by CoCensys under Section 9.1 or an early termination by either party under Section 9.2 or Section 9.3(a), CoCensys shall pay PD the difference between the amount of the Prepayment and amounts payable to CoCensys' under SECTIONS 7.1 and 7.2 in respect of such Sales Quarter. Such payment, if any, will be made by CoCensys to PD by wire transfer to an account designated in writing by notice pursuant to SECTION 15.1 hereof by PD, or other mutually agreeable method, within 10 days following CoCensys' receipt of the written accounting referred to in SECTION 7.2.


                                    ARTICLE 8
                                      TERM

     8.1 TERM. The term of this Agreement (the "Term") shall be the period commencing on the Effective Date and terminating December 31, 1997, unless terminated earlier pursuant to the provisions of ARTICLE 9 hereof.





                                       20.

                                    ARTICLE 9
                                   TERMINATION

     9.1 TERMINATION FOR BREACH. Either party may terminate this Agreement for material breach or failure to perform any material duties or obligations under this Agreement by the other party, where such breach shall remain uncured, or such failure to perform shall continue, for at least 30 days after the aggrieved party shall have given written notice of the breach or failure to perform to the other party. If after the 30 day period for cure and/or performance such breach remains uncured or such failure to perform continues, then the aggrieved party may, in accordance with SECTION 15.1, provide written notice to the other party of termination of this Agreement ("Notice of Termination"). Such termination shall be effective 7 days from receipt of said Notice of Termination.

     9.2 TERMINATION WITHOUT CAUSE. PD or CoCensys may deliver written notice to the other party that it desires to terminate this Agreement as of July 1, 1997 or thereafter, for any or no reason, such termination to be effective the later of (i) July 1, 1997 and (ii) 3 months after the date of such notice.

     9.3  TERMINATION UPON CESSATION OF SALE OF COGNEX.

          (a) WITHDRAWAL BY FDA. This Agreement may be terminated at any time without notice by either party, if, pursuant to SECTION 6.4 hereof, COGNEX is withdrawn from the market in the Territory.



                                       21.

          (b) WITHDRAWAL BY PD. This Agreement may be terminated at any time without notice by PD and without liability to CoCensys if PD decides for business, ethical or regulatory reasons to cease the sale or promotion of COGNEX in the Territory.

     9.4 PAYMENT OF AMOUNTS DUE. Except in the case of termination by PD pursuant to SECTION 9.1, any sums due to CoCensys by reason of its performance through the effective date of termination will be paid by PD within 90 days of such termination. Neither party shall have any further rights to compensation from the other party in connection with COGNEX after the effective date of termination.


                                   ARTICLE 10
                    WARRANTIES, REPRESENTATIONS AND COVENANTS

     10.1 WARRANTIES AND REPRESENTATIONS OF EACH PARTY. Each party warrants and represents that it possesses all right, title, interest and authority necessary to enter into this Agreement, perform its obligations hereunder and to grant the rights embodied herein.

     10.2 WARRANTIES AND REPRESENTATIONS OF PD.  PD warrants and represents that
(i) all Promotional Materials supplied hereunder are in compliance with all applicable laws and regulations and (ii) the COGNEX to be distributed by PD during the Term of this Agreement will, at the time of shipment by or on behalf of PD, not be misbranded or adulterated under the terms of the Federal Food, Drug and Cosmetic Act and all applicable regulations promulgated thereunder.



                                       22.

     10.3 COVENANTS OF EACH PARTY. Each party covenants to the other that it will comply with all applicable laws and regulations, including, but not limited to, the Prescription Drug Marketing Act and the Federal Anti-Kickback Statute in carrying out its obligations pursuant to this Agreement. In addition, each party covenants to the other that it will conduct its activities hereunder in accordance with all appropriate American Medical Association guidelines.

     10.4 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, PD DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT, INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.


                                   ARTICLE 11
                  INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

     11.1 NOTICE. If either party learns of a claim or assertion that the manufacture, use or sale of COGNEX infringes or otherwise violates the intellectual or industrial property rights of any third party in the Territory, or that any third party violates the intellectual or industrial property rights of PD in COGNEX in the Territory, then the party becoming so informed shall promptly, but in all events within 10 business days thereof, notify the other party to this Agreement of the claim or assertion.



                                       23.

     11.2 CONDUCT OF INFRINGEMENT ACTIONS. At its sole discretion, subject to this ARTICLE 11, PD shall conduct all infringement actions relating to COGNEX at its own expense and shall be entitled to deduct from any recovery it receives (whether by judgment or settlement) the costs and attorneys fees (including a reasonable apportionment for the cost of in-house attorneys and other PD employees who are directly related to the infringement action) incurred in connection therewith and the punitive portion of any such recovery. CoCensys shall be paid a portion of any remaining sums from such recovery which relate to sales in the Territory during the period beginning on the later of (i) the Effective Date or (ii) the date that such infringement is held to have begun and ending on the earlier of (x) the termination or expiration of the Term and (y) the date that such infringement is held to have stopped (the "Promotional Period Recovery"). CoCensys will be entitled to the following:

     (Promotional Period Recovery / average net amount received by PD for each TMOT actually written during the period in question) X (the number of TMOTs written by the Targeted Doctors during the period in question / the number of TMOTs written in the Territory during the period in question)

     X  [  *  ].


 *  Confidential treatment requested.
                                       24.

                                   ARTICLE 12
                                 INDEMNIFICATION

     12.1 INDEMNIFICATION BY PD. PD shall defend, indemnify and hold harmless CoCensys from all liability, loss, costs, judgments, amounts paid in settlement, fines or penalties incurred as a direct result of any failure of COGNEX or the Promotional Materials to comply with any applicable law or regulation or any intellectual property infringement, product liability or other claim arising in connection with the use or promotion of COGNEX, including, but not limited to, reasonable attorneys' fees and all costs associated with the recall of COGNEX, which it may suffer or sustain as a direct result of any such claim, charge, suit or other action except to the extent CoCensys's negligence or intentional malfeasance in connection with its use, marketing, advertising or promotion of COGNEX shall have given rise to such claim, charge, suit or other action.

     12.2 INDEMNIFICATION BY COCENSYS. CoCensys shall defend, indemnify and hold PD harmless from all liability, loss, costs, judgments, amounts paid in settlement, fines or penalties incurred as a direct result of any CoCensys negligence or intentional malfeasance in connection with its use, marketing, advertising or promotion of COGNEX, including, but not limited to, reasonable attorneys fees, which PD may suffer or sustain as a direct result of any such claim, charge, suit or other action.


                                       25.

     12.3 Indemnification Procedure. The obligations of PD and CoCensys under this ARTICLE 12 shall be subject to the following terms and conditions:

               (i) The party claiming a right to indemnification shall, within 10 business days after receipt of any claim, charge, suit or other action (or within 10 business days after learning of a situation that is reasonably likely to lead to a claim, charge, suit or other action), give, in accordance with SECTION 15.1, written notice to the indemnifying party, of any such claim, charge, suit or other action received from a third party (or a description of the situation that is reasonably likely to lead to the same) which is governed by the indemnity obligations of this Agreement;

               (ii) The indemnifying party shall conduct, at its own expense, the defense of any and all such claims, charges, suits or other actions by a third party;

               (iii) Neither party shall settle or admit liability with respect to any such claims, charges, suits or other actions which could result in liability to the other party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed;


                                       26.

               (iv) If the indemnifying party does not take the steps necessary against any such claims, charges, suits or other actions by a third party, the party claiming indemnification may defend against or settle such claims, charges, suits or other actions provided that party may not settle such claims, charges, suits or other actions without prior written consent of the indemnifying party which consent shall not be unreasonably withheld or delayed; however, the defense and/or settlement under this ARTICLE 12 shall not act as a waiver of rights to indemnification under this Agreement, or any other rights or remedies of a party claiming indemnification and shall not excuse the indemnifying party from its obligations hereunder and all reasonable costs and expenses incurred by the party claiming indemnification shall be subject to indemnity by the indemnifying party; and,

               (v) Each party will offer reasonable assistance to the other party in defending or settling the claim, charge, suit or other action.


                                       27.

                                   ARTICLE 13
                                 CONFIDENTIALITY

     13.1 NONDISCLOSURE AND NONUSE OBLIGATIONS. During the term of this Agreement, and for a period of 5 years after expiration or termination hereof, each party will maintain all Proprietary Information in trust and confidence and will not disclose any Proprietary Information to any third party or use any Proprietary Information for any unauthorized purpose. Each party may use such Proprietary Information only to the extent required to accomplish the purposes of this Agreement. No Proprietary Information shall be disclosed to any employee, agent, Affiliate or consultant who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, such disclosure will be made subject to a written agreement to hold in confidence and not make use of such Proprietary Information for any purpose other than those permitted by this Agreement. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Proprietary Information.

     13.2 EXCEPTIONS. Proprietary Information shall not include any information which:

          (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

          (ii) is known by the receiving party at the time of receiving such information, as evidenced by its written records;


                                       28.

          (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

          (iv) is independently developed by the receiving party without any breach of this ARTICLE 13; or

          (v) is the subject of a written permission to disclose provided by the disclosing party.

     13.3 AUTHORIZED DISCLOSURE. Notwithstanding any other provision of this Agreement, each party may disclose Proprietary Information if such disclosure is required (i) by an order of a court or other governmental body of the United States or any political subdivision thereof; (ii) by law or regulation; or (iii) to file or prosecute patent applications or prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary. With respect to any order of a court or other governmental body, the disclosing party shall first have given notice to the other party hereto, shall have made a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued and shall cooperate with the other party to minimize the scope and content of such disclosure. Notwithstanding any other provision of this Agreement, each party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such party either (i) upon the written consent of the other party or (ii)


                                       29.

if the disclosing party obtains a signed confidentiality agreement with such financial institution with respect to such information, upon terms substantially similar to those contained in this ARTICLE 13.

     13.4 OBLIGATIONS AT END OF TERM. Each party agrees, at the request of the other party, at the end of the Term to either (i) return to the other party all originals and copies of the other party's Proprietary Information; or, (ii) at the other party's option, destroy all originals and copies of the other party's Proprietary Information and to certify in writing such destruction to the other party.

     13.5 RETENTION OF PROPRIETARY INFORMATION. Each party may maintain 1 copy of any document containing Proprietary Information in its legal department, or with its counsel, solely for archival purposes.


                                   ARTICLE 14
                                    PUBLICITY

     14.1 All publicity, press releases and other announcements relating to this Agreement or the transaction contemplated hereby shall be reviewed in advance by, and subject to the approval of, both parties; PROVIDED, HOWEVER, that either party may, without the consent of the other, (i) publicize the existence and general subject matter of this Agreement without the other party's approval and
(ii) disclose the terms of this Agreement insofar as required to comply with applicable securities laws. Any party that determines applicable


                                       30.

securities laws require it to file this Agreement shall first provide the other party a copy of the redacted version it intends to file and shall provide the other party the opportunity to comment thereon. Notwithstanding the foregoing, the filing party will make the final decisions regarding the version hereof to file.


                                   ARTICLE 15
                                  MISCELLANEOUS

     15.1 NOTICES. All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid, certified or registered mail, return receipt requested, or sent by a nationally recognized express courier service, or hand-delivered at the following address:



          Parke-Davis
          201 Tabor Road
          Morris Plains, NJ  07950
          Attn:  President, Parke-Davis, United States and Mexico
          Fax:  (201) 540-4009


          with a copy to:
          Parke-Davis
          201 Tabor Road
          Morris Plains, NJ  07950
          Attn:  Assistant General Counsel, Pharmaceuticals, North America
          Fax:  (201) 540-3117





                                       31.

          CoCensys, Inc.
          213 Technology Drive
          Irvine, California 92718
          Attn:  Office of the President
          Fax:  (714) 753-6161


All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt or, in the case of a facsimile, as evidenced by the confirmation of transmission.

     15.2 CAPTIONS AND SECTION REFERENCES. The titles, headings or captions in this Agreement do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretations, construction or application of this Agreement.

     15.3 SEVERABILITY. Whenever possible, each clause, subclause, provision or condition of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause, subclause, provision or condition of this Agreement should be prohibited or invalid under applicable law, such clause, subclause, provision or condition shall be considered separate and severable from this Agreement to the extent of such prohibition or invalidity without invalidating the remaining clauses, subclauses, provisions and conditions of this Agreement, so long as the remaining Agreement reflects the economic intentions of the parties as evidenced by this Agreement as a whole.


                                       32.

     15.4 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings of the parties hereto in connection with the subject matter hereof. All discussions between the parties have been merged into this Agreement and neither party shall be bound by any definition, condition, understanding, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the party to be bound thereby.

     15.5 AMENDMENT. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the parties hereto by their duly authorized representatives.

     15.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same Agreement.

     15.7 WAIVER. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such or other term, provision or condition of this Agreement.


                                       33.

     15.8 FORCE MAJEURE. Neither party shall be liable hereunder to the other party nor shall be in breach for failure to perform its obligations caused by circumstances beyond the control of either party, including, but not limited to, acts of nature; fires; earthquakes; floods; riots; wars; civil disturbances; sabotage; accidents; labor disputes; shortages or government actions. In the case of any such event, the affected party shall promptly notify the other party, and shall keep the other party informed of the efforts to resume performance. After 30 days of such inability to perform, the parties agree to meet and in good faith discuss how to proceed. In the event that the affected party is prevented from performing its obligations pursuant to this SECTION 15.8 for a period of 1 month, the other party shall have the right to terminate this Agreement, subject to the provisions of SECTION 9.4.

     15.9 BENEFITS AND BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.

     15.10 ASSIGNMENT; CHANGE IN CONTROL. This Agreement may not be assigned by either party without the consent of the other party except to any Affiliate or successor by merger or sale of substantially all of its business units to which this Agreement relates. In the event of a Change of Control of either party which results in the control of such party (the "Acquired Party") by a Pharmaceutical Company, the Acquired Party shall notify the other party (the "Non-Acquired Party") of such Change in Control and the Non-Acquired Party
may, in its sole discretion, [     *     ]. For 15 days following receipt of
such notice,


 *  Confidential treatment requested.
                                       34.
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[  *  ]. For purposes of this SECTION 15.10, "Change in Control" shall mean
(1) a merger or consolidation in which a party hereto is not the surviving corporation; (2) a reverse merger in which a party hereto is the surviving corporation but the shares of such party's voting stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (3) if, after giving effect to any agreements among stockholders of a party hereto, any person holds and may vote in excess of 50% of such party's voting stock. "Pharmaceutical Company" means any person, as such term is defined in
SECTION 13(d) of the United States Securities Exchange Act of 1934, as amended, which is engaged in the pharmaceutical business in terms of researching, developing, marketing, selling or distributing pharmaceutical products for use in humans.

     15.11     SURVIVAL . The provisions of SECTIONS 4.6, 4.8, 5.4(b), 9.4 and
11.2 and ARTICLES 7, 10, 12 and 13 shall survive, and remain in effect, after termination or expiration of this Agreement.

     15.12 NOT STRICTLY CONSTRUED AGAINST EITHER PARTY. This Agreement has been prepared jointly and shall not be strictly construed against either party.

     15.13 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware other than those provisions governing conflicts of law.


 *  Confidential treatment requested.
                                       35.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.


WARNER-LAMBERT COMPANY                COCENSYS, INC.


By: /s/ Maurice Renshaw               By: /s/ Rick A. Henson
   -------------------------             ------------------------------------


Title: President,                     Title: President,
       Parke-Davis North America             CoCensys Pharma
      --------------------------             Sales and Marketing
                                            ---------------------------------




                                       36.
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                                    EXHIBIT A

                 [                      *                         ]





                                       37.